EXHIBIT 99.1

                                                Investors:
                                                William G. Harvey
                                                Vice President and Treasurer
                                                864-282-9413


FOR IMMEDIATE RELEASE
JUNE 17, 2003

                        BOWATER ANNOUNCES NOTES OFFERING

     Greenville, SC--- Bowater Incorporated (NYSE: BOW) today announced that it has entered into a definitive agreement with underwriters to sell an aggregate of $400 million of 6.5 percent coupon notes due 2013. Bowater intends to use the net proceeds from the offering to repay amounts outstanding under its revolving credit facilities and a portion of its three-year term loan and for general corporate purposes. The closing of the transaction is scheduled for June 19, 2003, subject to customary closing conditions.

     The offering is to be made in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. Bowater intends to offer to exchange the unregistered notes for substantially identical registered notes within six months of the completion of the offering.

     This news release contains forward-looking statements concerning Bowater's proposed offering and subsequent exchange offer. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated groundwood papers. In addition, the company makes uncoated groundwood papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood and hardwood lumber. Bowater also operates two facilities that convert a groundwood base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 32 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE: BWX).

     All amounts are in U.S. dollars.

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